Exhibit 99.1

THE NASDAQ STOCK MARKET
9600 BLACKWELL ROAD
ROCKVILLE, MD 20850

Sent via Electronic Delivery to:

March 24, 2009

Sherri Voelkel

Senior Vice President and Chief Financial Officer

TVI Corporation

7100 Holladay Tyler Road

Glenn Dale, MD 20769

RE:	TVI Corporation (Symbol: TVIN)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 5610C-08

Dear Ms. Voelkel:

As you may already be aware, NASDAQ has determined to extend its suspension of the bid price and market value of publicly held shares requirements. Enforcement of these rules is now scheduled to resume on July 20, 2009. Accordingly, the date by which the Company must show compliance with the bid price rule has been extended from June 4, 2009 to September 2, 2009.

If additional deficiencies arise during the course of the suspension, the Company may be subject to delisting on the basis of the additional deficiency.

We are happy to discuss this in more detail, so if you have any questions, please contact me at 301-978-8077.

Sincerely,

Amy Horton

Counsel to the Panel

Nasdaq Office of General Counsel, Hearings

March 23, 2009	Issuer Alert #2009- 002

NASDAQ Further Extends Temporary Suspension of Bid Price
and Market Value of Publicly Held Shares Requirements

Please Route To: NASDAQ-Listed Companies

What You Need to Know:

•                       NASDAQ has further extended its suspension of the rules requiring a minimum $1 closing bid price and a minimum market value of publicly held shares (MVPHS).

•                       These rules are now scheduled to be reinstated on Monday, July 20, 2009.

Given the continued extraordinary market conditions, NASDAQ is further extending the suspension of the bid price and market value of publicly held shares requirements. Enforcement of these rules is scheduled to resume on Monday, July 20, 2009.

Any company in the compliance process for a bid price or market value of publicly held shares concern will continue to be “frozen” at the same stage of the process until the end of the suspension. However, a company could be delisted for other reasons during the suspension. NASDAQ staff will contact each company affected by this extension and notify those that regain compliance with these requirements during the suspension.

NASDAQ will continue to closely monitor these circumstances.

Additional Information

For more detailed information, please see the following internet links:

•              NASDAQ Rule Filing Further Extending Temporary Suspension

•              Prior NASDAQ Rule filings:

•      NASDAQ Rule Filing Providing Initial Temporary Suspension

•      NASDAQ Rule Filing Extending Temporary Suspension

•          NASDAQ Stock Market Rules

•              Prior Issuer Alerts Regarding Temporary Suspension:

•      December 19, 2008

•      October 16, 2008

If you have any questions, please contact your NASDAQ Listing Qualifications Analyst or your NASDAQ Relationship Manager.

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